Exhibit 99.1

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING CORPORATION ANNOUNCES
QUARTERLY CASH DIVIDEND

Las Vegas, Nevada, October 6, 2005 - Citadel Broadcasting Corporation (NYSE:CDL) today announced its Board of Directors had approved the commencement of paying a regular quarterly dividend of $0.18 per share on its Common Stock. The first quarterly dividend will be paid on January 18, 2006 to shareholders of record on November 30, 2005.

Farid Suleman, Chairman and CEO said: "We’re pleased that our Board of Directors has approved the payment of a regular dividend to stockholders. The regular quarterly dividend recognizes the Company’s significant free cash flow and underscores the Company’s commitment to enhance shareholder value. At the same time, we will continue to have the financial flexibility to invest in strategic opportunities.”

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 159 FM and 59 AM radio stations in 49 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

"Safe Harbor" Statement under private Securities Litigation Reform Act of 1995: This communication includes forward-looking statements that reflect the current views of Citadel Broadcasting Corporation about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including statements regarding our intentions to continue paying quarterly dividends because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations.

CONTACT INFORMATION:
Anna Cordasco/Brooke Morganstein
Citigate Sard Verbinnen
(212) 687-8080